Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 57 to the Registration Statement No. 811-02933 on Form N-1A of Fidelity Beacon Street Trust, of our report dated December 17, 2004 appearing in the Annual Reports to Shareholders of Fidelity Advisor Tax Managed Stock Fund for the year ended October 31, 2004.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
December 28, 2004